AWARD AGREEMENT
For an Award of Performance Share Units
Under the Jones Lang LaSalle Incorporated
2017 Stock Award and Incentive Plan
Participant: <first_name> <last_name>
Aggregate Target Amount of Performance Share Units: [Amount]
Date of Grant: 05/29/2018
Restricted Period (the “Performance Period”): January 1, 2018 through December 31, 2020

Jones Lang LaSalle Incorporated, a Maryland corporation (the “Company”), hereby awards you the right to earn Performance Share Units (“Performance Share Units”) as described in this Award Agreement (the “Agreement”) under the Jones Lang LaSalle Incorporated 2017 Stock Award and Incentive Plan (the “Plan”). The Performance Share Units are intended to be an Other Stock-Based Award under the Plan. This Award is subject in all respects to the terms, definitions and provisions of the Plan, and any inconsistency of this Agreement with the Plan shall be interpreted in favor of the Plan. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.
1. PERFORMANCE SHARE UNITS AWARD
(a)     The aggregate target amount of Performance Share Units set forth above is allocated among three performance measures, which, except as expressly set forth below, will vest subject to your continued service through the Performance Period and the attainment of performance goals as follows and as set forth on Exhibit A
(b)     Except as provided below, you must remain in continuous service with the Company through the last day of the Performance Period. If at any time prior to the end of the Performance Period, you are no longer employed by or providing services to the Company or any Affiliate, any Performance Share Units hereunder shall be canceled and forfeited without the payment of consideration therefor, except as expressly provided below.
(c)    Each of the PSU Goals in respect of the Performance Share Units shall be measured independently, and the attainment of any one such PSU Goal shall not affect the attainment or count towards the measurement of performance for any other PSU Goal.

2.	DETERMINATION OF PERFORMANCE SHARE UNITS VESTED; FORFEITURES; SETTLEMENT
(a)    Except as may be earlier determined in connection with a Change in Control (which in such case for purposes of the Plan the Award shall be treated in the same manner as if it were a “Performance Compensation Award” under the Plan), in the first calendar quarter that begins following the end of the Performance Period, the Committee shall determine and certify the Company’s performance in relation to the applicable PSU Goals for the Performance Period. The Committee shall determine the extent to which Performance Share Units are earned on the basis of the foregoing and Exhibit A, provided, however, that, the Committee may exercise discretion to reduce or increase the amount of Performance Share Units earned in its assessment of performance in relation to PSU Goals, or in light of other considerations the Committee deems relevant (including, without limitation, any non-recurring or extraordinary events or circumstances). Any Performance Share Units that are not, based on the Committee’s determination, earned or deemed earned in respect of the Performance Period (or deemed to be vested in connection with a termination of service under Section 3 below) shall be canceled and forfeited.
(b)    The number of Performance Share Units earned shall be rounded to the nearest whole Performance Share Unit, unless otherwise determined by the Committee. Performance Share Units will be settled by the Committee, to the extent earned or deemed earned hereunder, in shares of Common Stock based on the attainment of the PSU Goals as determined in accordance with Exhibit A, unless otherwise provided in this Agreement.
(c)    Performance Share Units that vest shall be settled as soon as reasonably practicable in the calendar year that follows the last day of the Performance Period following the Committee’s determination and certification as set forth above (the “Payment Date”).
(d)    Until shares of Common Stock are delivered to you in settlement of Performance Share Units, you will not have the rights of a shareholder of the Company with respect to the shares of Common Stock issuable in settlement of the Performance Share Units, including the right to vote the shares and receive dividends.

3.	TERMINATION OF SERVICE
(a) Retirement. In the event of your Retirement prior to settlement of the Performance Share Units, you will be deemed vested in a Prorated portion of the Performance Share Units awarded for the Performance Period and earned based on the actual performance hereunder through December 31, 2020, provided that your employment has not been terminated for, and you have not been notified of grounds constituting Cause (as defined below) (“Retirement Vesting”). Proration will be based on a fraction, the numerator of which is the number of days in the Performance Period prior to the effective date of your termination and the denominator of which is 1,095 (“Prorated”). Any Performance Share Units deemed vested under this Section 3 shall be settled on the Payment Date. Except as expressly provided in this Agreement, any unvested Performance Share Units that are unvested as of the date your employment terminates and that are not eligible for Retirement Vesting shall be forfeited.
In the event that the Committee identifies grounds for Cause after termination of your employment, then you shall not remain eligible for Retirement Vesting. “Cause” for purposes of this Agreement shall have the meaning set forth in your employment agreement, or if none, means (i) your failure to perform your job responsibilities in good faith, (ii) your falsification of Company records, theft, or failure to cooperate with an investigation, (iii) your use or distribution on the premises of the Company or any of the Company’s subsidiaries of illegal drugs, (iv) your conviction, plea of guilty or nolo contendere (or procedural equivalent of the foregoing) of any crime against the Company, any of the Company’s subsidiaries or any of their employees, or (v) your violation of the Company’s Code of Business Ethics or any material Company or subsidiary policy applicable to you.
(b) Death or Disability. In the event of your death or Disability prior to settlement of the Performance Share Units, you will be deemed vested in the amount of the Performance Share Units granted, measured at target subject to you or your estate or legal representative (as the case may be) satisfying the Release Condition. Any Performance Share Units deemed vested under this Section 6 shall be settled within sixty (60) days following the date of such death or Disability.
(c) Voluntary or involuntary termination. In the event of your voluntary resignation or involuntary termination with or without Cause, any unvested Performance Share Units will forfeit.
4.DIVIDENDS
Dividend equivalents shall accrue in the same form, rate and time as dividends are accrued on shares of Common Stock. The dividend equivalent amounts credited shall be released based on the number of shares of Common Stock ultimately earned in the Performance Period hereunder at the same time as such shares of Common Stock (or cash) are distributed in respect of your Performance Share Units, subject in all cases to applicable withholding.

5.	SECTION 409A
This Award shall be administered, operated and interpreted in accordance with Section 409A of the Code, to the extent applicable, and the Award is intended to be exempt from or comply with Section 409A of the Code, as applicable. The Company and Affiliates make no guarantees to you regarding the tax treatment of the Award or payments made under the Plan and shall have no liability in respect of any adverse tax consequences under Section 409A of the Code in the event that the Award fails to be exempt from or comply with Section 409A of the Code. If the Award is payable to you and you are determined by the Company to be a “specified employee,” then such payment, to the extent payable due to your Termination of Service and not otherwise exempt from Section 409A of the Code, shall not be paid before the date that is six (6) months after the date of such Termination of Service (or, if earlier, the date of your death) and shall be paid on the first business day following such six (6) month anniversary (or death, as applicable).

6.	DATA PRIVACY
Notwithstanding anything in the Plan to the contrary (including Section 15(bb) thereof), your Data will be collected, used and transferred by and among, as applicable, the Company and its Affiliates (and certain third parties) including international transfers, for the purposes of administration and management of this Award and the Plan, in accordance with applicable law.
Agreed to by the Company as of the Date of Grant.

JONES LANG LASALLE INCORPORATED

EXHIBIT A
TO
AWARD AGREEMENT
For an Award of Performance Share Units
Under the Jones Lang LaSalle Incorporated
2017 Stock Award and Incentive Plan
For the 2018-2020 Performance Period
PSU Goals for the Performance Period

Except as provided for earlier in respect of a Change in Control, in the first calendar quarter that begins following the end of the Performance Period, the Committee shall determine and certify the extent to which Performance Share Units are deemed vested based on the Company’s 2018-2020 Performance on U.S. Generally Accepted Accounting Principles Diluted Earnings Per Share (“US GAAP Diluted EPS”), Relative Total Shareholder Return (“Relative TSR”) and the Beyond Goals determined based on the following grid:

Performance Measure	Threshold	Target	Maximum
US GAAP Diluted EPS	$ per share (70%)	$ per share (100%)	$ per share (130%)
Beyond Goals	70% achievement	100% achievement	130% achievement
Relative TSR	30th percentile	60th percentile	90th percentile

The PSU Goals, the level of attainment, and/or the performance measures may be adjusted by the Committee to reflect non-recurring or extraordinary events as determined by the Committee in good faith. You shall vest in 50% of the target number of the tranche’s Performance Share Units for “Threshold Performance,” 100% of the tranche’s target number of Performance Share Units for “Target Performance,” and 150% of the tranche’s target number of Performance Share Units for “Maximum Performance.” Straight line interpolation is used to determine the applicable payout percentage between threshold and target and between target and maximum performance levels. For the avoidance of doubt, in no event may the payout percentage exceed 150%. Performance attainment below the threshold level for the applicable PSU Goal shall result in none of the applicable PSU Goal’s Performance Share Units vesting. Each measurement or reference in this Agreement in respect of any currency shall be in United States dollars.

Calculating US GAAP Diluted EPS performance

US GAAP Diluted EPS shall mean (i) the Company’s net income attributable to common shareholders divided by (ii) the weighted average number of shares of common stock outstanding, plus the effect of dilutive potential common shares, all calculated in accordance with US GAAP. US GAAP Diluted EPS for the Performance Period will be calculated as the sum of the diluted earnings per share for the calendar years ended December 31 of 2018, 2019 and 2020 reported within the Company’s 2020 Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission.

Calculating Beyond Goal performance

There are ten Beyond Goals originating from the Company’s Beyond strategy that fall within our Growth, Client and People pillars. The goals will be equally weighted and scored individually based on 50% for “Threshold Performance,” 100% for “Target Performance,” and 150% of the target number of Performance Share Units for “Maximum Performance.” Straight line interpolation is used to determine the applicable payout percentage between threshold and target and between target and maximum performance levels. The average payout of all ten goals will be used to determine the overall number of Performance Share Units for the Beyond goals.

Calculating the achievement based on Relative TSR performance

Relative TSR shall mean the change in the value, expressed as a percentage over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends. TSR will be calculated based on a beginning share price for Performance Period and a final share price of Performance Period. Beginning share price for Performance Period means the average closing price of the Company’s common stock for the final 20 trading days of the prior calendar year just preceding the beginning of the Performance Period. The final share price for Performance Period means the average closing price of the Company’s common stock for the final 20 trading days of the Performance Period. Achievement is calculated relative to the performance of the S&P 500 as a percentile ranking defined as the percentage of TSR values among the S&P 500 companies during the Performance Period that are lower than the Company’s TSR during the Performance Period. Companies that were publicly traded and constituents of the S&P 500 as of the Date of Grant but are no longer publicly traded as of the end of the Performance Period shall be excluded.

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